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                                                                    EXHIBIT 3.30

                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                PEARL BATHS, INC.

      James Grogan and Pearl Higgenbotham hereby certify that they are, respectively, the President and Secretary of PEARL BATHS, INC., a corporation duly organized and existing under and by virtue of the laws of the State of Minnesota; that on May 24, 1984, at the annual stockholders meeting held at 1800 Midwest Plaza, Minneapolis, Minnesota 55402, the holders of all issued and outstanding voting shares, by the affirmative vote of the holders of two-thirds or more of said outstanding voting shares, authorized and adopted the following resolution:

      RESOLVED: That Pearl Baths, Inc. hereby adopts the Restated Articles of Incorporation presented to this meeting, which Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation of this corporation and all amendments thereto heretofore made.

                                    ARTICLE I

                                      NAME

      The name of this corporation is "PEARL BATHS, INC."

                                   ARTICLE II

                                REGISTERED OFFICE

      The registered office of this corporation within the State of Minnesota is located at 6801 Shingle Creek Parkway, Minneapolis, Minnesota 55430.

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                                  ARTICLE III

                                     CAPITAL

      This corporation is authorized to issue an aggregate of 250 shares of stock, at a par value of One Hundred and No/100 Dollars ($100.00) each.

                                   ARTICLE IV

                           CLASSES AND SERIES OF STOCK

      In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of this corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, sinking or purchase fund rights, time and price of redemption, time and price of liquidation, and conversion right with respect to any stock of this corporation. The Board of Directors shall further have the authority to issue shares of a class or series to holders of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

                                   ARTICLE V

                 CUMULATIVE VOTING AND PREEMPTIVE RIGHTS DENIED

      (1) No holder of stock of this corporation shall be entitled to any cumulative voting rights.

      (2) No holder of stock of this corporation shall have any preferential, pre-emptive or other rights of subscription to any shares of any class of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class of stock of this corporation nor any right of subscription to any part thereof.

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                                   ARTICLE VI

                               RIGHTS AND OPTIONS

      The corporation may grant rights to convert any of its securities into shares of stock of any class or classes, or options to purchase or subscribe for shares of any class or classes, and may issue share purchase or subscription warrants or other evidence of such option rights, setting forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be purchased or subscribed for, and such options may be transferable or nontransferable and separable or inseparable from other shares or securities of the corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such rights or options, including the conversion basis or bases and the option price or prices at which shares may be purchased or subscribed for, and to authorize the issuance thereof.

      IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 15th day of November, 1984.

                                           PEARL BATHS, INC.

                                           By          /s/ James M. Grogan
                                               ---------------------------------
                                               Its President

                                           By          /s/ Pearl Higgenbotham
                                               ---------------------------------
                                               Its Secretary

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